Exhibit 99.2

Table of Contents

Page Number
Unaudited Pro Forma Combined Financials Statements
Balance Sheet as of June 30, 2006	2
Statement of Operations for the year ended December 31, 2005	3
Statement of Operations foe six months ended June 30, 2006	4
Notes to Unaudited Pro Forma Financial Statements	5

BLAST ENERGY SERVICES, INC.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
As of June 30, 2006

	Blast Energy Services, Inc.	Eagle Domestic Drilling Operations LLC	Pro Forma Adjustments		Blast Energy Services, Inc. Pro Forma
Assets
Current Assets
Cash	$223,228	$4,887	4,792,313	(a)	$5,020,428
Accounts Receivable, net of allowance for doubtful accounts	135,879	3,525,770	(3,525,770)	(b)	135,879
Other Assets	205,116	-	5,400,000	(c)	5,605,116
Current Assets	564,223	3,530,657	6,666,543		10,761,423

Intellectual Property, net of accumulated amortization	1,100,357	-	-		1,100,357
Deferred Financing Costs			1,435,827	(d)	1,435,827
Equipment, accumulated depreciation	1,076,951	6,988,976	52,630,665	(e)	60,696,592

Total Assets	$2,741,531	$10,519,633	$60,733,035		$73,994,199

Liabilities and Stockholder’s Equity
Current Liabilities
Accounts payable	$601,255	-	-		$601,255
Accrued expenses	416,026	-	-		416,026
Deferred revenue	74,593	1,822,200	-		1,896,793
Notes payable-related parties	-	7,041,926	(7,041,926)	(b)	-
Notes payable-other	542,500	-	-		542,500
Total Current Liabilities	1,634,374	8,864,126	(7,041,926)		3,456,574

Long Term Liabilities
Senior Debt			27,623,633	(f)	27,623,633
Advances-related parties	1,000,000	-	-		1,000,000
Notes payable-other	-	-	5,400,000	(c)	5,400,000
Deferred revenue, less current portion	6,780	-	-		6,780
Total Liabilities	2,641,154	8,864,126	25,981,707		37,486,987

Stockholders’ Equity
Common stock	44,790		17,400	(g)	62,190
		5,000	(5,000)	(h)	-
Additional paid in capital	31,962,163		36,389,435	(g)	68,351,598
Accumulated deficit	(31,906,576)	1,650,507	(1,650,507)	(h)	(31,906,576)

Total Stockholders’ Equity	100,377	1,655,507	34,751,328		36,507,212

Total Liabilities and Stockholders’ Equity	$2,741,531	$10,519,633	$60,733,035		$73,994,199

BLAST ENERGY SERVICES, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2005

	Blast Energy Services, Inc.	Eagle Domestic Drilling Operations LLC	Pro Forma Adjustments		Blast Energy Services, Inc. Pro Forma

Revenue	$1,159,458	-	-		$1,159,458

Cost of Services Provided	1,317,714	-	-		1,317,714

Gross Margin (Deficit)	(158,256)	-	-		(158,256)

Operating Expenses:
Selling, general and administrative	2,847,212	-	2,440,600	(i)	5,287,812
Depreciation, amortization & other	119,306	-	-		119,306
Bad debts	10,000		-		10,000

Operating Loss	(3,134,774)	-	(2,440,600)		(5,575,374)

Other (Income) Expense:
Other (income)	(560,912)	-	-		(560,912)
Interest expense	195,121	-	4,364,393	(j)	9,363,579
			4,804,065	(k)
(Gain) loss on sale of equipment	93,247	-	-		93,247
Interest income	(4)	-	-		(4)

Total other (income)/expense	(272,548)	-	9,168,458		8,895,910

Net Income (Loss)	$(2,862,226)	-	(11,609,058)		$(14,471,284)

Basic and diluted net loss per share	$(0.08)	-			$(0.26)
Weighted average shares outstanding	37,480,228	-	17,400,000		54,880,228

BLAST ENERGY SERVICES, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2006

	Blast Energy Services, Inc.	Eagle Domestic Drilling Operations LLC	Pro Forma Adjustments		Blast Energy Services, Inc. Pro Forma

Revenue	$571,194	2,600,604	-		$3,171,798

Cost of Services Provided	936,116	-	-		936,116

Gross Margin (Deficit)	(364,922)	2,600,604	-		2,235,682

Operating Expenses:
Selling, general and administrative	1,306,386	809,675	1,220,300	(i)	3,336,361
Depreciation, amortization & other	52,622	140,422	241,242	(l)	434,286

Operating Gain (Loss)	(1,723,930)	1,650,507	(1,461,542)		(1,534,965)

Other (Income) Expense:
Other (income)	(81,661)	-	-		(81,661)
Interest expense	73,448	-	2,182,250	(j)	4,657,730
			2,402,032	(k)
Loss on extinguishment of debt	262,000	-	-		262,000

Total other (income)/expense	253,787	-	4,584,282		4,838,069

Net Income (Loss)	$(1,977,717)	1,650,507	(6,045,824)		$(6,373,034)

Basic and diluted net loss per share	$(0.05)	-			$(0.11)
Weighted average shares outstanding	43,199,118	-	17,400,000		60,599,118

BLAST ENERGY SERVICES, INC.
NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1 - Basis of Presentation
The accompanying unaudited pro forma combined financial statements present the pro forma results of operations of Blast Energy Services, Inc and Eagle Domestic Drilling Operations LLC on a combined basis based on the historical financial information of each company after giving the effect to the acquisition of Eagle by Blast on August 25, 2006 for $50 million in cash and 1.5 million shares of Blast common stock. The acquisition of Eagle was financed through senior debt of $40,600,000 and a private placement of 15 million shares of Blast common stock at a price of $1.00 per share. The lender of the senior debt received warrants to purchase 6,090,000 shares of common stock at an exercise price of $1.44 per share and an additional 6,090,000 shares of common stock at an exercise price of $0.01. These warrants have a seven-year term. The broker received warrants to purchase 304,500 shares of common stock at an exercise price of $0.01 with a two-year term. In connection with the private placement, Blast issued warrants to purchase 5,000,000 shares of common stock at an exercise price of $0.01 with a two-year term. Blast issued 900,000 shares to Second Bridge LLC for consulting services to complete construction of a sixth drilling rig. The acquisition was recorded using purchase method of accounting in accordance with SFAS No. 141, Business Combinations.

The unaudited pro forma combined statement of operations has been prepared assuming the acquisition occurred as of the balance sheet date and at the beginning of the periods for the statements of operations.

2 - Pro Forma Adjustments
The following are brief descriptions of each of the pro forma adjustments included in the unaudited pro forma combined financial statements.

Balance Sheet
(a)	Record net cash proceeds from financing.
(b)	Intercompany receivables and related party payable not acquired/assumed in acquisition.
(c)	Record consulting agreement with Second Bridge LLC.
(d)	Capitalize legal fees, commission and warrant expense incurred during the acquisition and debt financing transaction.
(e)	Record property and equipment at fair value based on appraisal.
(f)	Record senior debt less lender fees and warrant expense.
(g)
Record 17,400,000 shares and 17,484,500 warrants issued for the purchase. The shares were valued at the market price. The warrants were valued using the Black-Scholes pricing model. The variables used in the Black-Scholes pricing model include: (1) 4.77% risk-free interest rate, (2) expected life is the remaining life of the warrants, (3) expected volatility of 151% and (4) zero expected dividends.

(h)	Eliminate Eagle’s equity.

Income Statements
(i)	Record additional administrative expenses including the Second Bridge consulting services and the addition of Richard D. Thornton as VP Drilling Operations.
(j)	Record interest expense on the senior debt
(k)	Record the amortization of legal, commission, lenders fees and warrants issued in the transaction.
(l)	Record incremental increase in depreciation on equipment placed into service in 2006.